Exhibit 99.1

Roman DBDR Acquisition Corp. II Announces the Pricing of $200 Million Initial Public Offering

New York, New York, December 12, 2024 – Roman DBDR Acquisition Corp. II (the “Company”) announced today the pricing of its initial public offering of 20,000,000 units. The units are expected to be listed on The Nasdaq Global Market (“Nasdaq”) and begin trading tomorrow, December 13, 2024, under the ticker symbol “DRDBU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “DRDB” and “DRDBW,” respectively. The offering is expected to close on December 16, 2024, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, the Company intends to focus its initial search on companies in the cybersecurity, artificial intelligence or financial technology industries.

The Company’s management team is led by Dixon Doll, Jr., its Chief Executive Officer and Chairman of the Board of Directors (the “Board”), John C. Small, its Chief Financial Officer, and Dr. Donald G. Basile, its Chief Technology Officer. The Board also includes James Nelson, James Nevels, Bryn Sherman and Michael Woods.

B. Riley Securities is acting as sole book-running manager for the offering.

The offering is being made only by means of a prospectus or by contacting B. Riley Securities by telephone at (703) 312-9580, or by emailing prospectuses@brileyfin.com.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on December 12, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Roman DBDR Acquisition Corp. II
John Small
jcsmall@romandbdr.com
(917) 273-8429